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                                         SEC METHOD
                              Ratio of Earnings to Fixed Charges
                              Twelve months ended June 30, 1995

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                                                                                                                 OG&E HOLDING CO.
                                                  CONSOLIDATED                      THE COMPANY                    CONSOLIDATED
                                                   AS REPORTED                       PRO FORMA                      PRO FORMA
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
EARNINGS:

Net Income                                     $    114,599,878                  $    102,909,000                  $    114,599,878


Plus Income Taxes:
     Federal Income Taxes                            58,785,059                        58,648,000                        58,785,059
     State Income Taxes
     Federal Deferred Taxes                          10,310,010                         6,966,000                        10,310,010
     State Deferred Taxes
     Invest Tax Credit                               (5,149,860)                       (5,150,000)                       (5,149,860)
     Taxes (below the line)
Plus Fixed Charges                                   75,810,951                        67,227,010                        79,589,956

      Total Earnings                           $    254,356,038                  $    230,600,010                  $    258,135,043

FIXED CHARGES:

     Long-term debt interest                   $     63,442,244                  $     61,284,000                  $     63,442,244
     Amort. Disc & Exp
     Amort. of Prem
     Other interest expense                          10,614,697                         4,189,000                        10,614,697
     Calculated int on
       leased property                                1,754,010                         1,754,010                         1,754,010
     Dividends declared - subsidary
       preferred stock (grossed
       up for taxes)                                          0                                 0                         3,779,005

     Total Fixed Charges                       $     75,810,951                  $     67,227,010                  $     79,589,956

Ratio of Earnings to Fixed Charges                         3.36                              3.43                              3.24

     Dividends declared -
       preferred stock (grossed-up
       for taxes)                                     3,779,005                         3,779,005                                 0

     Combined fixed charges and
     preferred stock dividends                 $     79,589,956                  $     71,006,015                  $     79,589,956


Ratio of Earnings to Combined
Fixed Charges and preferred
stock dividends                                            3.24                              3.30                              3.24
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